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                                                                     Exhibit 5.1

                    [Letterhead of McDermott, Will & Emery]


                                 October 13, 1999


TeleCorp PCS, Inc.
TeleCorp Communications, Inc.
1010 N. Glebe Road
Suite 800
Arlington, Virginia 22201

Ladies and Gentlemen:

     We have acted as special counsel to you in connection with the issuance, authentication and delivery of $575.0 million principal amount at maturity of 11-5/8% Senior Subordinated Discount Notes Due 2009 (the "Exchange Notes") of TeleCorp PCS, Inc. (the "Company") together with the guarantee thereof (the "Subsidiary Guarantee" and collectively with the Exchange Notes, the "Securities") by TeleCorp Communications, Inc. (the "Subsidiary Guarantor"), in exchange for a like amount of 11-5/8% Senior Subordinated Discount Notes Due 2009 (the "Old Notes") of the Company, as contemplated by the Prospectus (the "Prospectus") included as part of the Registration Statement on Form S-4 (the "Registration Statement") with respect to the Exchange Notes, which was filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the "Securities Act").

     For the purposes of this opinion, we have examined the Registration Statement and the Prospectus contained therein, the indenture dated as of April 23, 1999 (the "Indenture") between the Company and Bankers Trust Company, as Trustee (the "Trustee"), the form of the Exchange Notes, the resolutions of the Board of Directors of the Company dated as of April 19, 1999 and April 22, 1999 and of the Subsidiary Guarantor dated as of April 20, 1999, the authentication order delivered to you by the Company (the "Authentication Order") and the certificate executed by officers of the Company and delivered to you (the "Officers' Certificate"). We have also examined and relied upon the representations and warranties as to factual matters contained in such documents and upon originals or copies of such corporate records and other documents and have reviewed such questions of law as we considered necessary or appropriate for the purposes of this opinion. In our examination, we have assumed the authenticity of all documents submitted
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October 13, 1999
Page 2


to us as originals, the conformity to the original documents of all documents submitted to us as certified or photostatic copies, the genuineness of all signatures on documents reviewed by us and the legal capacity of natural persons. As to any facts material to this opinion which we did not independently establish or verify, we have relied upon statements and representations and certificates of the Company and its officers and other representatives and of public officials.

     Members of this firm are admitted to the Bar of the State of New York and we express no opinion as to the applicability of, compliance with or effect of the law of any jurisdiction other than the federal laws of the United States, the General Corporation Law of the State of Delaware and any interpretive caselaw and regulations thereunder and the laws of the State of New York.

     Based on such examination and review, we are of the opinion that:

          1. The issuance of the Exchange Notes has been duly authorized by the Company and the Subsidiary Guarantee has been duly authorized by the Subsidiary Guarantor;

          2. When (i) authenticated by the Trustee in accordance with the provisions of the Indenture, (ii) duly executed by the Company, and (iii) issued and delivered in exchange for Old Notes in accordance with the terms of the exchange offer, the Exchange Notes will be legally issued and will constitute the valid and legally binding obligation of the Company, enforceable against the Company in accordance with their terms; and

          3. When the Exchange Notes are (i) authenticated by the Trustee in accordance with the provisions of the Indenture, (ii) duly executed by the Company, and (iii) issued and delivered in exchange for Old Notes in accordance with the terms of the exchange offer, the Subsidiary Guarantee will constitute the valid and legally binding obligation of the Subsidiary Guarantor, enforceable against the Subsidiary Guarantor in accordance with its terms.

     The opinions contained herein are subject in each case to the following qualifications:

          A. enforcement may be limited by applicable bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium or other similar laws now or hereafter existing affecting creditors' rights generally and by general principles of equity (regardless of whether enforcement is sought in equity or at law); and

          B. we express no opinion as to the enforceability of any rights to contribution or indemnification provided for in the Securities which are violative of the public policy underlying any law, rule or regulation (including any federal or state securities law, rule or regulation).
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October 13, 1999
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     To the extent that the obligations of the Company or the Subsidiary
Guarantor under the Indenture may be dependent upon the following matters, we have assumed for purposes of this opinion that (i) the Trustee is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization and is duly qualified to engage in the activities contemplated by the Indenture, (ii) the Indenture has been duly authorized, executed and delivered by and constitutes the legal, valid and binding obligation of the Trustee, (iii) the Trustee is in compliance, generally and with respect to acting as Trustee, under the Indenture, with all applicable laws and regulations, and (iv) the Trustee has the requisite organizational and legal power and authority to perform its obligations under the Indenture.

     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to us under the caption "Legal Matters" in the Prospectus forming a part of the Registration Statement. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act and the rules and regulations of the Securities and Exchange Commission thereunder.

     This opinion is limited to the matters expressly set forth herein and no opinion is implied or may be inferred beyond the matters expressly so stated. This opinion is given as of the date hereof and we do not undertake any liability or responsibility to inform you of any change in circumstances occurring, or additional information becoming available to us, after the date hereof which might alter the opinions contained herein.

                                             Very truly yours,

                                             /s/ McDermott, Will & Emery